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                                                                    Exhibit 23.1



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


We have issued (i) our report dated January 25, 2007 related to the financial statements of Smoky Market Foods, Inc. as of, and for the period ended, December 31, 2006, and (ii) our report dated December 15, 2006 related to the financial statements of the Smoky Systems, LLC as of, and for the year ended, December 31, 2005, both of which appear in Amendment No. 3 to Registration Statement on Form SB-2/A, File No. 333-143008, filed with the Commission on August 24, 2007, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Jaspers + Hall, PC


Denver, Colorado
September 13, 2007